                                                                    EXHIBIT 12.2
                       SECURITY CAPITAL INDUSTRIAL TRUST

              COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                             Three Months Ended
                                                 March 31,                           Year Ended December 31,
                                           ----------------------          -------------------------------------------------
                                             1997         1996               1996      1995       1994     1993      1992
                                           --------      --------          --------- ---------  --------  -------   --------
Net Earnings (Loss) from Operations        $ 25,561      $ 16,506          $  79,384  $ 47,660  $ 25,066  $ 4,412   $   (187)
Add:
     Interest Expense                        11,375         8,508             38,819    32,005     7,568      321        504
                                           --------      --------          ---------  --------  --------  -------   --------

Earnings as Adjusted                       $ 36,936      $ 25,014          $ 118,203  $ 79,665  $ 32,634  $ 4,733   $    317
                                           ========      ========          =========  ========  ========  =======   ========

Combined Fixed Charges and
   Preferred Share Dividends:
     Interest Expense                      $ 11,375      $  8,508          $  38,819  $ 32,005  $  7,568  $   321   $    504
     Capitalized Interest                     4,594         3,311             16,138     8,599     2,208       98        124
                                           --------      --------          ---------  --------  --------  -------   --------

        Total Fixed Charges                  15,969        11,819             54,957    40,604     9,776      419        628

     Preferred Share Dividends (a)            8,829         4,673             25,895     6,698         -        -          -
                                           --------      --------          ---------  --------  --------  -------   --------
Combined Fixed Charges and
   Preferred Share Dividends               $ 24,798      $ 16,492          $  80,852  $ 47,302  $  9,776  $   419   $    628
                                           ========      ========          =========  ========  ========  =======   ========
Ratio of Earnings (Loss) to Combined
   Fixed Charges and Preferred Share
   Dividends                                  1.5           1.5                1.5       1.7      3.3      11.3       (b)
                                           ========      ========          =========  ========  ========  =======   ========

(a) SCI had no preferred shares prior to 1995.

(b) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover combined fixed charges and preferred dividends for the year ended December 31, 1992 by $311,000.